                                  EXHIBIT 5.1

                       [LETTERHEAD OF LATHAM & WATKINS]




                                 July 23, 1998


Rental Service Corporation
6929 E. Greenway Parkway, Suite 200
Scottsdale, Arizona 85254

          Re:  Rental Service Corporation Common Stock,
               par value $.01 per share
               ----------------------------------------

Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement"), which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of Common Stock, par value $.01 per share (the "Shares"), to be sold by Rental Service Corporation (the "Company") under the 1996 Equity Participation Plan of Rental Service Corporation. We are familiar with the proceedings undertaken in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and upon the issuance of Shares under the terms of the Plan and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

          We consent to your filing this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,


                                 /s/ LATHAM & WATKINS




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